EXHIBIT 99

                  PRESS RELEASE OF GREAT PEE DEE BANCORP, INC.


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FOR IMMEDIATE RELEASE
April 17, 2003

Cheraw, SC-April 17, 2003-Herbert W. Watts, CEO of Great Pee Dee Bancorp,
Inc., (NASDAQ:PEDE) has announced today that the Board of Directors has declared a quarterly cash dividend in the amount of $.14 per share for the quarter ended March 31, 2003. This dividend is payable on May 9, 2003 to shareholders of record as of April 28, 2003.

The company's net income of $257,672, or $.16 per diluted share, for the quarter ended March 31, 2003 included expenses of $118,024, net of taxes, associated with the name change of the company's bank subsidiary to Sentry Bank & Trust from First Federal Savings and Loan Association of Cheraw. Net income for the quarter would have been $375,696 or $.23 per diluted share, compared to $326,000 or $.20 per diluted share for the same period in 2002. Net income for the nine-month period ended March 31, 2003 was $1,137,804 or $.69 per diluted share, compared to $897,585 or $.54 per diluted share for the same period in 2002. This represents a 27% increase per diluted share. Both the recurring costs associated with the name change, as well as a non-recurring income item of $108,000 net of tax, in the second quarter of the year, are included in the nine-month period ended March 31, 2003

Great Pee Dee Bancorp, Inc., has as its sole subsidiary, Sentry Bank and Trust of Cheraw and Florence, a $144 million savings bank which has served the Pee Dee area since 1935. The company's stock trades on the NASAQ market under the symbol "PEDE".

Contact:

Great Pee Dee Bancorp
Herbert W. Watts, 843-537-7656


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                                                                          Great Pee Dee Bancorp
                                                                          Summary of Operations
                                                                  (000's omitted except per share data)

                                        Three months              Three months              Nine months               Nine months
                                           ended                     ended                     ended                     ended
                                       March 31, 2003            March 31, 2002            March 31, 2003            March 31, 2002
                                       --------------            --------------            --------------            --------------

         Interest Income                   $2,070                    2,170                     6,401                     6,576

        Interest Expense                    813                       839                      2,565                     2,938

       Net Interest Income                 1,257                      1331                     3,836                     3,638

     Provision for Loan Loss                100                       150                       250                       375

       Net after provision                 1,157                     1,181                     3,588                     3,263

       Non-interest income                  208                       179                       758                       528

      Non-interest expense                  981                       842                      2,537                     2,369

        Income before tax                   384                       518                      1,807                     1,422

          Income taxes                      126                       191                       669                       524

           Net Income                       258                       327                      1,138                      898

      Net Income per share
              Basic                        $0.16                     $0.20                     $0.71                     $0.55
             Diluted                        0.16                      0.20                      0.69                      0.54

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